ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Agreement") is made as of December 29, 2005, by and among Digicorp, a Utah corporation (the "Purchaser"), Rebel Holdings, LLC, a California limited liability company ("Rebel Holdings"), Cesar Chatel ("Chatel" and together with Rebel Holdings, the "Sellers"), and Sichenzia Ross Friedman Ference LLP, a New York limited liability partnership (the "Escrow Agent").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, the Purchaser, Rebel Crew Films, Inc., a California corporation (the "Company") and the Sellers have, as of December 20, 2005, entered into an agreement (the "Stock Purchase Agreement"), which, among other matters, provides for the purchase by the Purchaser of all of the outstanding shares of capital stock of the Company from the Sellers in exchange for consideration consisting of shares of the Purchaser's common stock, $.001 par value ("Common Stock"); and

         WHEREAS, pursuant to the terms of the Stock Purchase Agreement, the Purchaser and the Sellers have agreed to escrow 4,000,000 shares of Common Stock pending satisfaction of a performance milestone in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, and in consideration of the parties thereto entering into the Stock Purchase Agreement, the parties hereto covenant and agree as follows:

1. Deposit of Stock. Concurrently with the execution and delivery of this Agreement, the Purchaser shall deliver to the Escrow Agent four million (4,000,000) shares of Common Stock in the form of two certificates, one issued in the name of Rebel Holdings representing three million six hundred thousand (3,600,000) shares of Common Stock and one issued in the name of Chatel representing four hundred thousand (400,000) shares of Common Stock (the "Escrowed Stock"). The Escrow Agent shall hold and dispose of the Escrowed Stock in accordance with the terms of this Agreement.

2. Release of Escrowed Stock.

         (a) Release upon Satisfaction or Waiver of Condition. Upon receipt by the Escrow Agent of a Notice of Satisfaction of Condition, Notice of Partial Satisfaction or Notice of Waiver of Condition pursuant to Section 2(b) of this Agreement on or before May 22, 2007 or as soon thereafter as reasonably practicable, the Escrow Agent shall release the Escrowed Stock in accordance with such Notice of Satisfaction of Condition, Notice of Partial Satisfaction or Notice of Waiver of Condition, as applicable, after which this Agreement shall be deemed terminated and the Escrow Agent shall be deemed released and discharged from further obligations hereunder.


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         (b) Condition.

                  (i) The condition for the release of the Escrowed Stock subject to Section 2(a) of this Agreement is as follows: if the Company generates revenue (determined in accordance with United States generally accepted accounting principles) of at least $1,200,000 during any twelve (12) month period beginning October 1, 2005 and through March 31, 2007 (the "Condition"), then the Escrowed Stock shall be released from escrow and delivered to the Sellers. Upon satisfaction of the Condition, the Purchaser and the Sellers shall as soon as practicable deliver to the Escrow Agent a Notice of Satisfaction of Condition signed by the Purchaser and the Sellers instructing the Escrow Agent to release the Escrowed Stock to the Sellers.

                  (ii) For each $12,000 (1%) that the Company's revenue is below $1,200,000 during any twelve (12) month period beginning October 1, 2005 and through March 31, 2007, 200,000 (5%) of the Escrowed Stock shall be cancelled (90% of which shall be shares of Common Stock issued in the name of Rebel Holding and 10% of which shall be shares of Common Stock issued in the name of Chatel) and returned to treasury of the Purchaser ("Partial Satisfaction"). For purposes of clarification, if, for example, the Company generates a maximum of $960,000 of revenue during any twelve (12) month period beginning October 1, 2005 and through March 31, 2007, then all of the Escrowed Stock would be cancelled and returned to treasury of Purchaser. In the event of a Partial Satisfaction, the Purchaser and the Sellers shall as soon as practicable deliver to the Escrow Agent a Notice of Partial Satisfaction signed by the Purchaser and the Sellers specifically instructing the Escrow Agent what portion of the Escrowed Stock shall be released to the Sellers and what portion of the Escrowed Stock shall be released to the Purchaser to be cancelled.

                  (iii) Notwithstanding the foregoing, the Condition shall not be applicable in the event: (A) Purchaser sells the Company (or sells, conveys or otherwise disposes of all of the assets of the Company) on or before March 31, 2007 for consideration equal to or greater than $1,200,000; and (B) such sale of the Company (or sale, conveyance or disposition of all of the assets of the Company) is approved by an affirmative vote of all directors designated or elected by Milton "Todd" Ault, III pursuant to Section 6.9 of the Stock Purchase Agreement (the "Waiver of Condition"). In the event of a Waiver of Condition, the Purchaser and the Sellers shall as soon as practicable deliver to the Escrow Agent a Notice of Waiver of Condition signed by the Purchaser and the Sellers instructing the Escrow Agent to release the Escrowed Stock to the Sellers.

         (c) Release of Escrowed Stock if there is a Dispute. If a dispute arises between the Purchaser and the Sellers in connection with this Agreement, then either the Purchaser or the Sellers shall within five (5) business days after the date such dispute arises deliver notice of such dispute ("Notice of Dispute") to the Escrow Agent, and simultaneously deliver a copy of such Notice of Dispute to the other parties to this Agreement. If a Notice of Dispute is received by the Escrow Agent or if no Notice of Satisfaction of Condition, Notice of Partial Satisfaction or Notice of Waiver of Condition is received by the Escrow Agent on or before May 22, 2007 or as soon thereafter as reasonably practicable pursuant to Section 2 of this Agreement, then the Escrow Agent shall retain custody of the Escrowed Stock until the first to occur of the following:

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

                  (i) Receipt by the Escrow Agent of a notice signed by the Purchaser and the Sellers containing instructions to the Escrow Agent as to the delivery of the Escrowed Stock; or

                  (ii) Receipt by the Escrow Agent of a final order of a court of competent jurisdiction resolving the dispute from which no appeal is or can be taken;

after which the Escrow Agent shall promptly deliver the Escrowed Stock in accordance with the notice from the parties or decision of the court, as the case may be. Upon delivery thereof, this Agreement shall be deemed terminated and the Escrow Agent shall be deemed released and discharged from further obligations hereunder.

3. Termination by the Parties. If at any time the Escrow Agent shall receive a written notice signed by the Purchaser and the Sellers that this Agreement has been terminated and instructing the Escrow Agent with respect to the disposition of the Escrowed Stock, the Escrow Agent shall release the Escrowed Stock in accordance with the instructions contained in such notice, and upon such release this Agreement shall be deemed terminated and the Escrow Agent shall be deemed released and discharged from further obligations hereunder.

4. Nature of Duties; No Conflict; Liability. It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and do not represent a conflict of interest for the Escrow Agent to act, or continue to act, as counsel for any party to this Agreement with respect to any litigation or other matters arising out of this Agreement or otherwise. The Escrow Agent shall not be liable for any error of judgment, fact, or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence or that of its partners, employees, and agents. The Escrow Agent's determination as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject the Escrow Agent to any claim, liability, or obligation whatsoever, even if it shall be found that such determination was improper and incorrect; provided that the Escrow Agent and its partners, employees, and agents shall not have been guilty of willful misconduct or gross negligence in making such determination.

5. Indemnification. The Purchaser and the Sellers jointly and severally agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense ("Cost") incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself against any claim of liability in connection herewith or therewith. The right to indemnification set forth in the preceding sentence shall include the right to be paid by the Purchaser and the Sellers in respect of Costs as they are incurred (including Costs incurred in connection with defending itself against any claim of liability in connection herewith). The Escrow Agent shall repay any amounts so paid if it shall ultimately be determined by a final order of a court of competent jurisdiction from which no appeal is or can be taken that the Escrow Agent is not entitled to such indemnification.

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

6. Documents and Instructions. The Escrow Agent may act in reliance upon any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it believes to be genuine and to have been signed by a proper person or persons, and may assume that any of the officers of Purchaser purporting to act on behalf of Purchaser in giving any such notice or other instrument in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent acts hereunder as a depository only and shall not be responsible or liable in any manner whatsoever for the genuineness, sufficiency, correctness, or validity of any agreement, document, certificate, instrument, or item deposited with it or any notice, consent, approval, direction, or instruction given to it, and the Escrow Agent shall be fully protected, under Sections 4 and 5 above, for all acts taken in accordance with any written instruction or instrument given to it hereunder, and reasonably believed by the Escrow Agent to be genuine and what it purports to be.

7. Conflicting Notices, Claims, Demands, or Instructions. If at any time the Escrow Agent shall receive conflicting notices, claims, demands, or instructions with respect to the Escrowed Stock, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive the Escrowed Stock, or any part thereof, the Escrow Agent may refuse to make any distribution or payment and may retain the Escrowed Stock in its possession until it shall have received instructions in writing concurred in by all parties in interest, or until directed by a final order or judgment of a court of competent jurisdiction from which no appeal is or can be taken, whereupon the Escrow Agent shall make such disposition in accordance with such instructions or such order. The Escrow Agent shall also be entitled to commence an interpleader action in any court of competent jurisdiction to seek an adjudication of the rights of the Purchaser and the Sellers.

8. Advice of Counsel. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected and indemnified under Section 5 above for all acts taken, in the absence of gross negligence or willful misconduct, in accordance with the advice and instructions of such counsel. In the event that the Escrow Agent retains counsel or otherwise incurs any legal fees by virtue of any provision of this Agreement, the reasonable fees and disbursements of such counsel and any other liability, loss or expense which the Escrow Agent may thereafter suffer or incur in connection with this Agreement or the performance or attempted performance in good faith of its duties hereunder shall be paid (or reimbursed to it) by the Purchaser and the Sellers, jointly and severally. In the event that the Escrow Agent shall become a party to any litigation in connection with its functions as Escrow Agent pursuant to this Agreement, whether such litigation shall be brought by or against it, the reasonable fees and disbursements of counsel of the Escrow Agent including the amounts attributable to services rendered by partners or associates of Escrow Agent at the then prevailing hourly rate charged by them and disbursements incurred by them, together with any other liability, loss or expense which it may suffer or incur in connection therewith, shall be paid (or reimbursed to it) by the Purchaser and the Sellers, jointly and severally, unless such loss, liability or expense is due to the willful breach by the Escrow Agent of its duties hereunder.

9. Compensation and Expenses. The Escrow Agent agrees to serve without compensation for its services. Subject to Section 5, all expenses of the Escrow Agent incurred in the performance of its duties hereunder shall be paid by the Purchaser.

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

10. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving the other parties hereto thirty (30) days' written notice to that effect. In such event, the successor escrow agent shall be such person, firm, or corporation as the Purchaser and the Sellers shall mutually select. It is understood and agreed that the Escrow Agent's resignation shall not be effective until a successor escrow agent agrees to act hereunder; provided, however, that in the event no successor escrow agent is appointed and acting hereunder within thirty (30) days after notice is delivered to the other parties hereto of the Escrow Agent's resignation, the Escrow Agent may (a) deliver the Escrowed Stock to a court of competent jurisdiction; or (b) appoint a successor escrow agent hereunder so long as such successor shall accept and agree to be bound by the terms of this Agreement (except that any such successor escrow agent shall be entitled to customary fees which shall be payable by the Purchaser) and shall be a bank or trust company insured by the Federal Deposit Insurance Corporation.

11. Escrow Agent as Counsel to the Purchaser. The Sellers hereby acknowledge that the Escrow Agent is counsel to the Purchaser and the Sellers hereby agree that they will not seek to disqualify the Escrow Agent from acting and continuing to act as counsel to the Purchaser in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated hereby or by the Stock Purchase Agreement.

12. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by overnight commercial delivery service or mailed by certified mail, return receipt requested, or sent via facsimile (receipt confirmed) to the parties at the following addresses (or to such other address or facsimile numbers as a party may have specified by notice given to the other party pursuant to this provision):

            (a) If to the Purchaser, to it at the address and facsimile number set forth in or furnished pursuant to the provisions of the Stock Purchase Agreement;

            (b) If to the Sellers, to them at the address(es) and facsimile number(s) set forth in or furnished pursuant to the provisions of the Stock Purchase Agreement; and

            (c)   If to the Escrow Agent, to it at:

                           Attn: Marc J. Ross, Esq.
                           Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                           New York, NY 10018
                           Facsimile: (212) 930-9725;

or to such other persons or addresses as any party may have furnished in writing to the other parties. Copies of all communications hereunder shall be sent to the Escrow Agent.

13. Entire Agreement, Etc. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or discharged, and no provision hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provision hereof by any party shall be deemed a continuing waiver of any matter by such party. If a conflict between the terms and provisions hereof and of the Stock Purchase Agreement occurs, the terms and provisions hereof shall govern the rights, obligations, and liabilities of the Escrow Agent.

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

14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, successors, assigns, distributees, and legal representatives.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed original, but such counterparts together shall constitute one and the same instrument.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of New York. Any action to enforce, arising out of, or relating in any way to any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within New York County, New York as is provided by law; and the parties hereto consent to the jurisdiction of the court or courts located within New York County, New York and to service of process by registered or certified mail, return receipt requested, or by any other manner provided by law.

17. Additional Documents and Acts. The Purchaser and the Sellers shall, from time to time, execute such documents and perform such acts as Escrow Agent may reasonably request and as may be necessary to enable Escrow Agent to perform its duties hereunder or effectuate the transactions contemplated by this Agreement.

                            [Signature page follows.]


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         IN WITNESS WHEREOF, the parties hereto have executed or caused this
Agreement to be duly executed as a sealed instrument as of the day and year first above written.

                                            PURCHASER:

                                            DIGICORP


                                            By:  /s/ William B. Horne
                                                 -------------------------------
                                                  William B. Horne,
                                                  Chief Executive Officer


                                            SELLERS:

                                            REBEL HOLDINGS, LLC


                                            By:  /s/ Jay Rifkin
                                                 -------------------------------
                                                 Jay Rifkin,
                                                 Managing Member


                                            /s/Cesar Chatel
                                            ------------------------------------
                                            Cesar Chatel


                                            ESCROW AGENT:

                                            SICHENZIA ROSS FRIEDMAN FERENCE LLP


                                            By:  /s/ Thomas A. Rose
                                                 -------------------------------
                                                  Thomas A. Rose,
                                                  Partner

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